   EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports First Quarter 2010 Results

o	Entered into arrangement with JPMorgan LNG Co.

o	Agreed to sell Freeport to pay down debt

Houston, Texas – May 6, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $35.2 million, or $0.64 per share (basic and diluted), for the first quarter 2010 compared with a net loss of $82.7 million, or $1.70 per share (basic and diluted), for the comparable 2009 period.  Results are reported on a consolidated basis and include our 90.6 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).

Overview of Significant 2010 Events:

•
In March 2010, Cheniere Marketing, LLC (“Cheniere Marketing”), a subsidiary of Cheniere, entered into an arrangement with JPMorgan LNG Co. (“LNGCo”) that will allow us to source liquefied natural gas (“LNG”) and provide LNGCo access to our capacity at the Sabine Pass LNG receiving terminal.

•
In April 2010, we agreed to sell our 30% interest in Freeport LNG Development, L.P. ( “Freeport LNG”) for net proceeds of approximately $104 million.  This transaction is expected to close during the second quarter of 2010, subject to certain approvals, and proceeds will be used to pay down a portion of the $400 million, 9.75% term loan ("2007 term loan").

Results

Cheniere reported income from operations of $31.0 million for the quarter ended March 31, 2010 compared to a loss from operations of $37.4 million for the comparable period in 2009.  Total revenues were $79.5 million in the first quarter of 2010, an increase of $78.3 million compared to the comparable 2009 period.  LNG receiving terminal revenues increased $66.8 million compared to the comparable 2009 period as a result of the commencement of capacity payments under two third-party terminal use agreements (“TUAs”) that became effective on April 1, 2009 and July 1, 2009.  Marketing and trading revenues for the first quarter 2010 increased $11.6 million compared to the first quarter of 2009 due to an increase in physical gas sales and gains on derivative instruments.

Total operating costs and expenses were $48.5 million for the first quarter 2010, an increase of $9.8 million compared to the comparable 2009 period. LNG receiving terminal and pipeline operating expenses increased $4.1 million as compared to the comparable 2009 period due to increased commercial activities at the Sabine Pass LNG receiving terminal during the second quarter of 2009. Depreciation, depletion and amortization expense increased $3.6 million in the first quarter of 2010 compared to the comparable 2009 period due to the achievement of full operability of the Sabine Pass LNG receiving terminal. Included in general and administrative expenses were non-cash compensation expenses of approximately $6.3 million for the first quarter 2010 and $3.9 million in the comparable 2009 period.

Interest expense, net increased $13.9 million in the first quarter of 2010 compared to the first quarter of 2009 primarily due to less interest subject to capitalization. Derivative gains decreased $2.1 million to $0.5 million in the first quarter 2010 compared to the comparable 2009 period due to the change in the fair value of derivatives instruments tied to our LNG inventory.

Unrestricted cash and cash equivalents held by Cheniere at March 31, 2010 were $95.1 million. In addition, as of March 31, 2010, we expected to receive approximately $18 million as a result of monetizing our LNG inventory and hedging activities.

Restricted cash and cash equivalents at March 31, 2010 were $259.0 million, which were designated for the following purposes: $85.4 million and $33.0 million for Sabine Pass LNG, L.P. ("Sabine Pass LNG") and Cheniere Partners working capital, respectively; $137.3 million for interest payments related to the Sabine Pass LNG senior notes indenture and $3.3 million for other restricted purposes.

LNG Marketing and Trading

During 2009, Cheniere Marketing began successfully trading in the LNG markets.  Cheniere Marketing purchases LNG and enters into derivative contracts to hedge the cash flows from future sales of the LNG inventory.  Due to the nature of the hedging strategy, earnings are recognized in operating results as physical sales occur, derivatives are settled or the fair value of the derivatives change due to changes in natural gas prices.  In the interim, the LNG held in the storage tanks at the Sabine Pass LNG receiving terminal is recorded at the lower of cost or market based on the NYMEX natural gas index price for the last day of the period less basis differentials.

Net revenues from marketing and trading for the first quarter of 2010 were $12.1 million compared to $0.5 million in the comparable 2009 period.  The increase in revenues period over period was related to physical sales of inventory and roll off of hedges.

As of March 31, 2010 and December 31, 2009, Cheniere Marketing and Sabine Pass LNG had approximately 2,725,000 million British thermal units  (“MMBtu”) and 7,778,000 MMBtu of LNG inventory, respectively.  As of March 31, 2010, there were a total of approximately 2,635,000 MMBtu of natural gas swaps through January 31, 2011 for which we will receive fixed prices of $3.93 to $7.15 per MMBtu.

Strategic Outlook

Our strategic focus is to safely manage and operate the Sabine Pass LNG receiving terminal and Creole Trail pipeline, serve our customers and monetize the 2.0 Bcf/d of regasification capacity we have reserved through Cheniere Marketing at the Sabine Pass LNG receiving terminal. We are also in various stages of developing our other LNG receiving terminal and pipeline related projects.

Our strategy to monetize our TUA capacity includes entering into long-term TUAs with third parties, developing a portfolio of long-term, short-term and spot LNG purchase agreements and entering into business relationships for the domestic marketing of natural gas that is imported by Cheniere Marketing into the Sabine Pass LNG receiving terminal. During the first quarter of 2010, Cheniere Marketing entered into a multi-year services agreement with LNGCo.  We believe this arrangement strengthens our ability to participate in the LNG markets by allowing us to source LNG and utilize our capacity at the Sabine Pass LNG receiving terminal and our network of relationships in the most effective way.  This arrangement reduces our working capital requirements to purchase and hedge LNG.

Our strategy to improve our capital structure and address maturities of our existing indebtedness may include entering into long-term TUAs or LNG purchase agreements, refinancing our existing debt, issuing equity or other securities, selling assets or a combination of the foregoing.  During the first quarter of 2010, we agreed to sell our 30 percent interest in Freeport LNG which allows us to pay down a portion of our 2007 term loan.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal. Cheniere is also the founder and holds a 30% limited partner interest in another LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues
LNG receiving terminal revenues	$66,827	$—
Oil and gas sales	537	734
Marketing and trading	12,142	501
Other	11	—
Total revenues	79,517	1,235

Operating costs and expenses
LNG receiving terminal and pipeline development expense	718	—
LNG receiving terminal and pipeline operating expense	12,813	8,687
Oil and gas production and exploration costs	99	87
Depreciation, depletion and amortization	15,624	12,062
General and administrative expense	19,217	17,797
Total operating costs and expenses	48,471	38,633

Income (Loss) from operations	31,046	(37,398)

Derivative gain, net	505	2,562
Interest expense, net	(67,194)	(53,250)
Interest income	97	811
Other loss	(103)	(64)
Non-controlling interest	482	4,597
Net loss	$(35,167)	$(82,742)

Net loss per common share—basic and diluted	$(0.64)	$(1.70)

Weighted average number of common shares outstanding—basic and diluted	54,870	48,650

	March 31, 2010	December 31, 2009
	(Unaudited)
Cash and cash equivalents	$95,106	$88,372
Restricted cash and cash equivalents	176,098	138,309
LNG inventory	11,140	32,602
Other current assets	22,427	26,992
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,202,216	2,216,855
Debt issuance costs, net	44,978	47,043
Goodwill	76,819	76,819
Other assets	24,967	22,738
Total assets	$2,736,643	$2,732,622

Current liabilities	$92,018	$66,212
Long-term debt, net of discount	3,055,021	3,041,875
Deferred revenue	32,500	33,500
Other liabilities	25,793	23,162
Non-controlling interest	210,525	217,605
Stockholders’ deficit	(679,214)	(649,732)
Total liabilities and stockholders’ deficit	$2,736,643	$2,732,622

March 31, 2010 (unaudited)	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$95,106	$95,106
Restricted cash and cash equivalents	222,749	32,979	3,262	258,990
Total	$222,749	$32,979	$98,368	$354,096

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259